Exhibit 99.1

NEWS RELEASE

                  For Immediate Release

Contact:                   Chris Neff
                                                        (435) 901-3870
cneff@nicusa.com

NIC AWARDED $25 MILLION eGOVERNMENT FILING CONTRACT BY THE CALIFORNIA SECRETARY OF STATE

NIC to Develop a Comprehensive Information System
to Support the Top Filing Jurisdiction in the United States

SACRAMENTO, CA – (September 7, 2001) – The California Secretary of State today officially awarded the contract for a comprehensive information management and filing system to eGovernment firm NIC (Nasdaq: EGOV).  NIC and its NIC Conquest subsidiary, a leading provider of eGovernment services for secretaries of state, will work closely with the California Secretary of State and the State of California Teale Data Center to develop and implement the system.

The five-year contract to build an Information Management and Retrieval System for the Business Programs Division of the California Secretary of State is valued at $25 million.  In addition to being the largest contract NIC has ever won, this award is both the nation’s largest state eGovernment filing initiative on record and the most comprehensive secretary of state outsourced filing system project in the United States.  The State of California is recognized as the nation’s highest volume document management and filing jurisdiction.  In 1998 alone, California processed over 1.4 million document filings and issued over 270,000 separate certificates.

The new Web-enabled document management and filing system will increase efficiency and reduce expenses for the State by eliminating paperwork and decreasing processing and turnaround times.  Upon completion, the new system will allow agency customers, primarily from the banking and legal communities, to search, retrieve, and submit documents online.  Customers will also be able to pay fees for a variety of transactions, including new incorporation document filings, trademark registrations, and Uniform Commercial Code filings.

“The Secretary of State’s office has led the nation in placing election and campaign finance services online for our customers,” said Secretary of State Bill Jones.  “We look forward to extending that same level of prompt, efficient, and comprehensive service to the banking and legal communities who rely on our office for millions of critical business transactions every year.  The solution we’ve asked NIC to provide will utilize state-of-the-art eGovernment technology to improve the efficiency of government and enhance overall customer satisfaction.”

The Secretary of State’s office has spent more than a year benchmarking the industry and developing the methodology for its proposed document management and filing system.  NIC expects to spend 24 months building the system and establishing the required interfaces with the State of California.

“This is a tremendous opportunity for NIC, and we thank the California Secretary of State for asking us to be part of this initiative,” said Jim Dodd, President and CEO of NIC.  “This represents the largest contract NIC has ever won, and no other company has delivered a secretary of state filing and document management system of this magnitude.  We are eager to initiate the project with our new partners in the State of California.”

The project includes comprehensive back office document and revenue management systems, Web and Internet applications that will take approximately 90% of the agency’s Business Programs Division’s services online, and imaging and indexing of more than ten million historical document pages.  The target environment will use cutting edge technologies, including XML-based batch filing for integration with private sector business software and NIC’s Web-based iVR and TTY/TDD systems for telephone and disabled accessibility.  The use of PKI-based security and digital signatures for both internal and public users will also be considered for the project.

NIC is offering a complete end-to-end solution that includes Unisys and Deloitte Consulting as subcontractors.  Unisys will integrate its Unisys e-Workflow and Imaging (UeWI™) system, assist with the technical architecture, oversee the backfile conversion, and provide additional project support.   Deloitte Consulting will manage an extensive training and operational improvement initiative during development and implementation.  As part of its proposal, NIC will provide three years of onsite support and maintenance for the system as well as marketing consultation to drive user adoption within the legal and banking industries.

NIC Conquest currently provides a variety of document management, filing, and other online secretary of state services in more than eighty county agencies and several states, including Texas, Minnesota, Oklahoma, Montana, Arkansas, Wisconsin, Indiana, Colorado, Iowa, and New York.

ABOUT NIC

NIC, “The eGovernment Company™,” delivers more Web-enabled government solutions than any other provider in the world.  The company is helping to transform the relationships between government and the communities it serves by providing convenient online government services that make life easier for businesses and citizens.  Through partnerships at all levels of government, NIC manages transactions for over 1,000 state & local agencies that serve more than 49 million people in the United States.  For more information, visit NIC at www.nicusa.com.

Special Note:  The statements in this release regarding continued implementation of NIC's business model and its development of new products and services are forward-looking statements. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the success of the Company in signing contracts with new states and government agencies, including continued favorable government legislation; NIC's ability to develop new services; existing states and agencies adopting those new services; acceptance of e-government solutions by businesses and citizens; competition; and general economic conditions and the other important cautionary statements and risk factors described in NIC' s Annual Report on Form 10-K filed on April 2, 2001 with the Securities and Exchange Commission and in the Company's most recent quarterly report on Form 10-Q filed with the SEC on August 13, 2001.

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